Exhibit 10.5
Annual Compensation of Non-Employee Directors
On January 31, 2006, based on its review of the CEO’s recommendations, the Compensation Committee approved the following compensation for the Non-Employee Directors of the Company:

	2006	2005	2005
Name/Position	Retainer	Retainer	Cash Incentive
Jacques Rebibo, Non-Executive Chairman	$38,875	$37,000	$25,000
J. Randy Babbitt, Non-Employee Director	$26,875	$25,000	$25,000
Thomas Kody, Non-Employee Director	$26,875	$25,000	$25,000
John W. Edgemond IV, Non-Employee Director	$26,875	$25,000	$25,000
James L. Jadlos, Non-Employee Director	$26,875	$25,000	$25,000
For the Non-Executive Chairman, $1,000 of the indicated 2005 and 2006 retainer amounts are paid monthly, totaling $12,000 per year. The balance of the 2005 retainer and cash incentive for all Non-Employee Directors, including the Chairman, was paid in February 2006. The 2006 Retainer will be paid by quarterly installments in the month following the end of each fiscal quarter for 2006. In addition, 1,000 options were issued to each non-employee director on December 30, 2005.